Exhibit 22.1
List of Guarantor Subsidiaries

As of June 30, 2020, the following subsidiaries of MasTec, Inc. (the “Company”) were guarantors of the Company’s 4.875% senior notes due March 15, 2023:

Entity	Jurisdiction of Formation
Cash Construction Company, Inc.	Texas
Church & Tower, Inc.	Florida
EC Source Services, LLC	Florida
Energy Environmental Group, Inc.	Nevada
Energy Erectors, Inc.	Florida
Go Green Services, LLC	Texas
Kingsley Constructors, Inc.	Texas
Lemartec Corporation	Florida
MasTec Brazil I, Inc.	Florida
MasTec Brazil II, Inc.	Florida
MasTec Equipment, Inc.	Florida
MasTec ETS Service Company, LLC	Florida
MasTec Latin America, Inc.	Delaware
MasTec Network Solutions, Inc.	Florida
MasTec Network Solutions, LLC	Florida
MasTec North America, Inc.	Florida
MasTec Power Corp.	Florida
MasTec Property Holdings, LLC	Nevada
MasTec Renewables Construction Company, Inc.	Florida
MasTec Residential Services, LLC	Florida
MasTec Services Company, Inc.	Florida
MasTec Spain, Inc.	Florida
MasTec Venezuela, Inc.	Florida
MasTec Wireless Services, LLC	Florida
MP Drilling Holdings, LLC	Florida
Nsoro MasTec International, Inc.	Nevada
Power Partners MasTec LLC	North Carolina
Power Partners MasTec, Inc.	Florida
Precision Acquisition, LLC	Wisconsin
Precision Pipeline LLC	Wisconsin
Precision Transport Company, LLC	Wisconsin
Pretec Directional Drilling LLC	Florida
Pumpco, Inc.	Texas
SEFNCO Communications, Inc.	Washington
T&D Power, Inc.	Nevada
Three Phase Acquisition Corp.	New Hampshire
Three Phase Line Construction, Inc.	New Hampshire
Wanzek Construction, Inc.	North Dakota